Exhibit 10.44

Roivant Sciences Ltd.
Restricted Stock Unit Award Grant Notice
(2021 Equity Incentive Plan)

Roivant Sciences Ltd. (the “Company”), pursuant to its 2021 Equity Incentive Plan (the “Plan”), hereby grants to the Participant a Restricted Stock Unit Award (the “RSU Award”) of the number of Restricted Stock Units (each an “RSU”, and together, the “RSUs”) as set forth below. Each RSU is an obligation of the Company to deliver one common share of the Company (each, a “Common Share”) after any applicable vesting restrictions with respect to the RSUs lapse.  The RSUs are subject to all of the terms and conditions as set forth in this restricted stock unit award grant notice (this “RSU Grant Notice”), the restricted stock unit award agreement (the “RSU Agreement”) and the Plan, both of which are attached hereto and incorporated into this RSU Grant Notice in their entirety.  Capitalized terms not explicitly defined in this RSU Grant Notice but defined in the Plan or the RSU Agreement will have the same definitions as in the Plan or the RSU Agreement.  If there is any conflict between the terms in this RSU Grant Notice and the Plan, the terms of the Plan will control.

Participant:	[●]

Grant Date:	[●]

Number of RSUs:	[●]

Vesting Commencement Date:	[●]

Vesting Schedule:
[●][1/4 of the RSUs vest one year after the Vesting Commencement Date; the balance of the RSUs vest in a series of thirty-six (36) successive equal monthly installments measured from the first anniversary of the Vesting Commencement Date, subject to the Participant’s Continuous Service through the applicable vesting date.]

In the event the Participant’s Continuous Service is terminated for any reason [(other than an involuntary termination that is a Change in Control Termination)], all RSUs will cease vesting and all RSUs that have not yet vested as of the date of the Participant’s termination of Continuous Service shall automatically be forfeited and cancelled upon such termination of Continuous Service and the Participant shall have no further rights or entitlements with respect to such forfeited RSUs.

[Notwithstanding anything to the contrary in this RSU Grant Notice, if the Participant’s Continuous Service is involuntarily terminated without Cause [within twelve (12) months][●] following the date of the consummation of a Change in Control (a “Change in Control Termination”), all RSUs granted pursuant to this RSU Grant Notice which remain outstanding as of immediately prior to the Change in Control Termination shall immediately become fully vested.]

[Notwithstanding the foregoing, in the event of a Change in Control, all RSUs granted pursuant to this RSU Grant Notice which remain outstanding as of immediately prior to the Change in Control will become fully vested, subject to the Participant's Continuous Service at such time as immediately prior to such Change in Control][1]

1

Additional Terms/ Acknowledgements:
The Participant acknowledges receipt of, and understands and agrees to, this RSU Grant Notice, the RSU Agreement and the Plan.  The Participant acknowledges and agrees that this RSU Grant Notice and the RSU Agreement may not be modified, amended or revised except as provided in the Plan.  The Participant further acknowledges that as of the Grant Date, this RSU Grant Notice, the RSU Agreement and the Plan set forth the entire understanding between the Participant and the Company regarding this RSU Award and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of (i) Stock Awards previously granted and delivered to the Participant [and], (ii) any compensation recovery policy or share ownership guidelines that is adopted by the Company or is otherwise required by applicable law [and (iii) any written employment or severance arrangement that would provide for vesting acceleration of the RSUs upon the terms and conditions set forth therein.]

By accepting this RSU Award, the Participant hereby consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

ATTACHMENTS: RSU Award Agreement and 2021 Equity Incentive Plan

1 For Director annual grants only.

2

ATTACHMENT I

Roivant Sciences Ltd.

RSU Award Agreement

Pursuant to your Restricted Stock Unit Award Grant Notice (“RSU Grant Notice”) and this Restricted Stock Unit Award Agreement (this “RSU Agreement”), Roivant Sciences Ltd. (the “Company”) has granted you a Restricted Stock Unit Award (the “RSU Award”) under its 2021 Equity Incentive Plan (the “Plan”) of the number of Restricted Stock Units (the “RSUs”) set forth in your RSU Grant Notice.  Each RSU is an obligation of the Company to deliver one common share of the Company (each, a “Common Share”) after any applicable vesting restrictions with respect to the RSUs lapse.  The RSUs are granted to you effective as of the grant date set forth in the RSU Grant Notice (the “Grant Date”).  If there is any conflict between the terms in this RSU Agreement and the Plan, the terms of the Plan will control.  Capitalized terms not explicitly defined in this RSU Agreement or in the RSU Grant Notice but defined in the Plan will have the same definitions as in the Plan.

The terms and conditions of your RSUs, in addition to those set forth in the RSU Grant Notice and the Plan, are as follows:

1.         Vesting.  Your RSUs will vest as provided in your RSU Grant Notice. Vesting will cease upon the termination of your Continuous Service.

2.           Number of Shares.  The number of Common Shares subject to your RSUs will be adjusted for Capitalization Adjustments.

3.         No Rights as a Shareholder Prior to the Issuance of Common Shares.  Neither you nor any other Person shall become the beneficial owner of the Common Shares underlying the RSUs, nor have any rights to dividends or other rights as a shareholder with respect to the Common Shares (including voting rights), until and after such Common Shares, if any, have been actually issued to you and entered into the books and records of the Company in accordance with the terms of the Plan and this RSU Agreement.

4.           Whole Shares.  Your RSUs may be settled only for whole Common Shares.

5.          Securities Law Compliance.  Your RSUs may not be settled unless the Common Shares issuable upon settlement are then registered under the Securities Act or, if not registered, the Company has determined that such settlement and the issuance of the shares would be exempt from the registration requirements of the Securities Act.  The settlement of your RSUs also must comply with all other applicable laws, rules and regulations governing your RSUs and any regulation, qualification, approvals or other requirements imposed by any government or regulatory agency or body.  Your RSUs may not be settled if the Company determines that such settlement would not be in material compliance with such laws, rules, regulations, qualification, approvals or other requirements.

6.           Settlement.

(a)          As soon as reasonably practicable following the date on which an RSU becomes vested, but in no event later than the later of (a) the fifteenth (15th) day of the third (3rd) calendar month following the end of the first fiscal year of the Company in which the applicable RSU becomes vested and (b) March 15 following the first calendar year in which the applicable RSU becomes vested, the Company shall cause to be delivered to you, in full settlement and satisfaction of such vested RSUs, the Common Shares underlying such vested RSUs, subject to the satisfaction of applicable tax withholding obligations with respect thereto in accordance with this RSU Agreement.  The Common Shares issued in respect of your RSUs may be endorsed with appropriate legends as determined by the Company.

(b)          You hereby acknowledge and agree that you will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any Common Shares or other securities of the Company held by you, for a period of up to one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act or other applicable law, in each case if so requested by the Company or the underwriter in connection therewith (the “Lock-Up Period”); provided, however, that nothing contained in this section will prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock-Up Period. You further acknowledge and agree to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your Common Shares until the end of such period. You also acknowledge and agree that any transferee of any Common Shares (or other securities) of the Company held by you will be bound by this Section 6(b).

7.           Transferability.  The RSUs shall not be transferable other than by will or the laws of descent and distribution; provided, however, that the Committee may, in its discretion, permit the RSUs to be transferred subject to such conditions and limitations as may be imposed by the Committee, subject to compliance with all applicable laws.  Upon receiving written permission from the Committee or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company designate a third party who, on or following your death will receive rights with respect of the RSUs, if any.

8.           Termination of Continuous Service; Termination For Cause; Recoupment.  The Committee (or its delegate) shall have the sole discretion to determine whether a termination of Continuous Service has occurred, the effective date of such termination, and whether such termination was for Cause.  In the event that your Continuous Service is terminated by the Company or any Subsidiary or Affiliate for Cause, all of your RSUs, whether or not vested, that have not previously been settled in Common Shares shall be automatically forfeited to the Company and cancelled without consideration.  In addition, the Board may require you to return to the Company any cash or Common Shares you received with respect to the settlement of your RSUs; provided that, if you disposed of any Common Shares you received with respect to the settlement of the RSUs, the Board may require you to pay to the Company, in cash, the Fair Market Value of such Common Shares as of the date of disposition.  The Board shall exercise the right of recoupment provided for in this Section 8 within 180 days after the Board’s discovery of the applicable activity constituting Cause or within any other period permitted pursuant to any applicable clawback or recoupment policy or as permitted by applicable law.  In addition, the RSUs (and the Common Shares underlying the RSUs) shall be subject to clawback or recoupment as contemplated by Section 8(l) of the Plan or otherwise pursuant to any applicable Company policy in effect from time to time or applicable law.

9.          RSUs not a Service Contract.  Your RSUs and this RSU Agreement are not an employment or service contract, and nothing in this RSU Agreement and nothing with respect to the RSUs will be deemed to create in any way whatsoever any obligation on your part to continue in the [employ][service] of the Company or an Affiliate, or of the Company or an Affiliate to continue your [employment][service].  In addition, nothing in this RSU Agreement or with respect to your RSUs will obligate the Company or an Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a director or Consultant for the Company or an Affiliate.

10.        The Plan.  By accepting any benefit under this RSU Agreement, you and any Person claiming a benefit under or through you shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and this RSU Agreement and any action taken under the Plan by the Committee or the Company, in any case in accordance with the terms and conditions of the Plan.  This RSU Agreement is subject to all the terms, provisions and conditions of the Plan (including, without limitation, Section 8(l) of the Plan), which are incorporated herein by reference, and to such rules, policies and regulations as may from time to time be adopted by the Committee.  In the event of any conflict between the provisions of the Plan and this RSU Agreement, the provisions of the Plan shall control, and this RSU Agreement shall be deemed to be modified accordingly.

11.         Withholding Obligations.

(a)          You acknowledge that, regardless of any action taken by the Company or any Affiliate, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, or any other tax of any kind related to the RSUs and legally applicable to you (“Tax-Related Items”) is and remains your responsibility (or that of your beneficiary). You further acknowledge that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs or the subsequent sale of Common Shares acquired upon settlement of the RSUs and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result.

(b)         Unless otherwise determined by the Committee, upon the vesting and/or settlement of the RSUs (or as of any other date on which the value of any RSUs otherwise become includible in your gross income for tax purposes) (the “Tax Withholding Date”), you shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to you pursuant to RSUs, the amount of any applicable federal, state, local and foreign Tax-Related Items that the Company determines must be withheld with respect to the RSUs (the “Tax Withholding Obligations”). By execution of this Agreement, you hereby consent to, and authorize the Company to, on your behalf, instruct a registered broker chosen by the Company, at a time when you are not in possession of material nonpublic information, to sell on or as soon as administratively practicable following the applicable Tax Withholding Date, such number of Common Shares (rounded up to the next whole number) as the Company deems necessary to satisfy (i) the tax Withholding Obligations and (ii) all applicable fees and commissions due to, or required to be collected by, the broker (the “Broker Fees”), and the broker shall (A) be required to directly remit to the Company the portion of the cash proceeds from such sale necessary in order for the Company to satisfy the Tax Withholding Obligations and (B) retain the portion of the cash proceeds from such sale required to cover the Broker Fees relating directly to such sale (the “Sell-to-Cover Method”).  Any excess Tax Withholding Obligations and Broker Fees not satisfied by the Sell-to-Cover Method as a result of insufficient proceeds from the sales pursuant thereto shall be automatically satisfied by the Company withholding such additional amounts through payroll necessary to satisfy such remaining Tax Withholding Obligations and Broker Fees.  To the extent the proceeds of such sales pursuant to the Sell-to-Cover Method exceed the Tax Withholding Obligations and the associated Broker Fees, the Company agrees to remit, or to cause the Broker to remit, to you such excess cash (without interest) as soon as administratively practicable thereafter. You hereby agree and acknowledge that the Company and the broker are under no obligation to arrange for the sale of Common Shares at any particular price under the Sell-to-Cover Method and that the broker may affect sales as provided hereunder in one or more sales and that the average price for executions resulting from bunched orders may be assigned to your account.  Your further agree and acknowledge that you will be responsible for all brokerage fees and other costs of sale associated with the Sell-to-Cover Method, and you agree to indemnify and hold the Company and the broker harmless from any losses, costs, damages, or expenses relating to any such sale.  In connection with the Sell-to-Cover Method, you shall execute any such documents requested by the broker or the Company in order to effectuate the Sell-to-Cover Method and payment of the Tax Withholding Obligations, and you agree and acknowledge that the Sell-to-Cover Method shall be subject to additional terms, conditions and documentation determined to be necessary or appropriate by the Company or the applicable broker in furtherance of this Section 11(b).  You acknowledge that this Section 11(b) (and the Sell-to-Cover Method contemplated hereby) is intended to comply with Section 10b5-1(c)(1) under the Exchange Act and shall be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act.

(c)          Notwithstanding anything to the contrary herein, the Company may, in its discretion, permit or require you to satisfy the Tax Withholding Obligations, in whole or in part, through a method other than the Sell-to-Cover Method described in Section 11(b), including by (i) causing you to tender a cash payment sufficient to satisfy the Tax Withholding Obligations, (ii) withholding from payroll or from any amounts otherwise payable to you by the Company or any Affiliate in an amount sufficient to satisfy the Tax Withholding Obligations or (iii) by such other method as may be permitted under the Plan or as may be acceptable to the Board.

12.        Section 280G. Notwithstanding anything to the contrary herein, except as may otherwise be expressly provided in any written agreement between you and the Company or any of its Subsidiaries or Affiliates, if you would be entitled to payments or benefits under this RSU Agreement or under any other plan, program, agreement or arrangement that would constitute “parachute payments” as defined in Section 280G of the Code and could result in any such payment or benefit being subject to an excise tax under Section 4999 of the Code, the present value of such payments and benefits will be reduced by the minimum amount necessary such that the aggregate present value of such payments and benefits do not trigger the excise tax; provided, however, no such reductions shall be given effect if you would be entitled to greater payments and benefits on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes) than if such reductions were to be implemented. Except as otherwise expressly provided in any written agreement between you and the Company or any of its Subsidiaries or Affiliates, all determinations in applying the foregoing provisions for purposes of the “golden parachute” rules under Sections 280G and 4999 of the Code will be made by the Company and shall be final and binding on you and the Company.

13.         Tax Consequences. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities.  You will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from your RSUs or your other compensation. The Company shall not be liable to you for any adverse tax consequences to you arising in connection with this RSU Award. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this RSU Award and by accepting the RSU Award, you have agreed that you have done so or knowingly and voluntarily declined to do so. You further understand that you (and not the Company) shall be responsible for your own tax liability that may arise in connection with this RSU Award.

14.         Unsecured Obligation. Your RSU Award is unfunded, and as a holder of vested RSUs, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue Common Shares or other property pursuant to this RSU Agreement.

15.        Effect on Other [Employee] Benefit Plans. The value of the RSU Award subject to this RSU Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating benefits under any employee benefit plan (other than the Plan) sponsored or maintained by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any or all of the [employee] benefit plans of the Company or any Affiliate.

16.         Notices.  Any notices related to your RSUs or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.  The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and the RSUs by electronic means or to request your consent to participate in the Plan by electronic means.  By accepting the RSUs, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

17.        Severability. If all or any part of this RSU Agreement or the Plan is declared by any court or governmental authority of competent jurisdiction to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this RSU Agreement or the Plan not declared to be unlawful or invalid. Any provision of this RSU Agreement or the Plan so declared to be unlawful or invalid shall, to the extent possible, be construed in a manner which will give effect to the terms of such provision to the fullest extent possible while remaining lawful and valid.

18.         Sections 409A and 457A. The RSUs and all payments made pursuant to the RSU Grant Notice and this RSU Agreement are intended to be exempt and/or comply with Section 409A of the Code and Section 457A of the Code (including the regulations and guidance promulgated thereunder) (“Section 409A” and “Section 457A”, respectively), and shall be interpreted on a basis consistent with such intent. However, nothing herein will be construed as a guarantee by the Company of any particular tax effect to you under this Agreement, including compliance with Section 409A or Section 457A.  The Company will not be liable to you for any additional tax, penalty or interest that may be imposed on you pursuant to Section 409A or Section 457A or damages incurred by you as a result of this Agreement (and the payment and benefits hereunder) failing to comply with, or be exempt from, Section 409A or Section 457A. If it is determined that the RSU Award constitutes deferred compensation subject to Section 409A and of the Company determines that you are a “specified employee” (within the meaning set forth in Section 409A(a)(2)(B)(i) of the Code) as of the date of your “separation from service” (as defined in Section 409A), then the issuance of any shares that would otherwise be made upon the date of your separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of your separation from service, with the balance of the shares issued thereafter in accordance with the original vesting and issuance schedule set forth above, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of adverse taxation on you in respect of the shares under Section 409A of the Code. Each installment of shares underlying the RSUs that vests is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2). The Company reserves the right to modify the terms of this RSU Agreement and the RSU Grant Notice, including, without limitation, the payment provisions applicable to your RSUs, to the extent the Company determines necessary or advisable to comply with Section 409A and Section 457A.

ATTACHMENT II

Roivant Sciences Ltd.

2021 Equity Incentive Plan

[Attached]

II-1